State of Delaware
Secretary of State
Division of Corporations
Delivered 02:03 PM 10/31/2019
FILED 02:03 PM 10/31/2019
SR 20197843290 - File Number 7681500

STATE OF DELAWARE CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Red Oak Capital Fund IV, LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 919 North Market Street, Suite 950 (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is InCorp Services, Inc..

By: [signature]
Authorized Person

Name: Jennifer Shaw
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